CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as of the ___ day of October, 2013, by and between INTREorg Systems, Inc., a Texas corporation (the “Company”), and  Darren C. Dunckel, an individual residing at 29650 San Francisquito Canyon Rd., Santa Clarita, CA (the “Consultant”).

WHEREAS, the Company is a company organized for the purpose of providing internet consulting and “back office” services to companies, as well other lawful business opportunities as decided upon by the board of directors, and desires advice regarding business strategies, capital raising and business planning;

WHEREAS, Consultant has expertise in the areas of knowledge of Broadridge, how the data is transmitted, how to convert it, what it means, and what it can be used for.  Has knowledge of DTC, how the data is transmitted, how to convert it, what it means, and what it can be used for, and knowledge of how this data can be used by CEO’s for compliance and Investor Relations.

WHEREAS, the Company desires to engage Consultant to provide consulting services relating to developing software, marketing the services of the Company, and implementing a business plan, and ensuring that the Company has adequate employees and staff to provide services to the Companies clients  (the “Consulting Services”);

WHEREAS, this Agreement shall have no effect regarding expenses owed by the Company to any other Consultant under any Prior Consulting Agreements;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. Services to Be Provided, Scope of Agreement, and Relationship of the Parties

(a) The Company hereby agrees to engage Consultant to provide the Consulting Services, and Consultant agrees to such engagement, on the terms and conditions set forth in this Agreement.  In that regard, Consultant agrees to make himself available to the Company during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of attending meetings of management and the Board of Directors, as may be requested by the Chairman of the Board of the Company; assisting the Company in the preparation of reports, summaries, profiles, and other material and documentation in connection with proposed marketing and implementing of the business of the Company.

(b) The Company acknowledges that Consultant has many other business interests and will devote as much time as in its discretion as necessary to perform its duties under this Agreement.  In addition, the Company acknowledges that Consultant’s efforts on behalf of his other interests are the sole and separate property of Consultant.

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(c) The services rendered by Consultant to the Company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees.  No right or authority is granted to Consultant to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, except as may be set forth herein.  In that regard, Consultant agrees that it shall act solely at the express direction of the Company’s Chief Executive Officer and shall coordinate all contacts with third parties, including without limitation potential sources of capital, through the Chief Executive Officer.  The Company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to Consultant hereunder, and Consultant agrees that it will pay all taxes due on such amounts.

(d) Consultant shall provide the Company with such other advisory and consulting services as the Company may specifically request.  Specific fees for each separate service rendered by Consultant shall be established at the time Consultant is requested to undertake each service.

2. Compensation

In consideration for this Agreement, INTREorg agrees to pay Consultant Seven Thousand Dollars ($7,000) per month beginning on October 1, 2013 and continue on the 1st of each month throughout the term of this contract (“Base Payment”). In addition to the “Base Payment” the Company will pay Consultant a commission (“Variable Payment”) of 25% of revenue generated by consultant’s gross sales of the Company’s products and services. The Consultant shall notify the Chief Executive Officer in writing of all revenue that the Consultant deems is attributable to his performance. This payment shall be made on the 15th of the month following the month in which payment is received from the client.   All commission revenue terminates on the date this consulting agreement is terminated.

3. Expenses

The Company shall reimburse Consultant for all pre-approved reasonable and necessary expenses incurred by it in providing the Consulting Services under this Agreement. Consultant shall submit related receipts and documentation with its request for reimbursement.

4. Term; Renewal; Termination

(a) This Agreement shall continue in effect for two years unless terminated by the parties prior to the completion of two years. Either of the parties may terminate this agreement by written notice 15 days in advance.

(b) Subject to the continuing obligations of Consultant under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received notice thereof.

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(c) Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.

(d) The effective date of this Agreement is October 1, 2013.

5. Confidential Information

(a) “Confidential Information,” as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary.  This information includes, without limitation:

(i)	Trade secret information about the Company and its operations, plans, strategies, sources of capital, acquisition targets and financial results;

(ii)	Information concerning the Company’s business as the Company has conducted it since the Company’s incorporation or as it may conduct it in the future; and

(iii)
Information concerning any of the Company’s past, current, or possible future products, including (without limitation) information about the Company’s research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

(b) Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how it obtained it).

(c) Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized by the Company to receive it.

(d) If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them.  The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement.  This Section 5 shall survive the termination or expiration of this Agreement.

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(e) Consultant hereby acknowledge, on behalf of its members, managers, affiliates, attorneys, advisors, agents and representatives (“Representatives”), that it is aware (and that its Representatives who are apprised of this matter have been advised) of Consultant’s responsibility under the U.S. federal securities laws with respect to purchasing or selling securities of a company about which Consultant (or its Representatives) have material nonpublic information and agree that Consultant and its Representatives will not use, nor cause any third party to use, any information in contravention of such securities laws or any rules or regulations promulgated thereunder.

6. Restrictive Covenants.

(a) Non-Disclosure. Consultant acknowledges that the services he is to render in the course of his agreement with the Company are of a special and unusual character with unique value to the Company. Consultant further acknowledges that during the term of this Agreement, the Company has agreed to provide him as one of its Consultants special training and knowledge, Business Opportunities, Intellectual Property and Confidential Information (as defined herein). Consultant further acknowledges that the Company has agreed to provide him access to and simultaneous to the execution of this Agreement he shall receive from the Company certain Confidential Information (as defined herein). Consultant covenants and agrees that he will not at any time, either during or subsequent to this Agreement, disclose to any third party or directly or indirectly make use of, except for business of the Company, any special training and knowledge, Business Opportunities, Intellectual Property or Confidential Information received from the Company or any of its subsidiaries. Ancillary to and in an effort to enforce Consultant’s agreement to protect and not to disclose the Company’s or its subsidiaries’ information as set forth in this Section, Consultant covenants and agrees to the restrictions and obligations set forth in this Section.

(b) Non-Competition During Term of Agreement.

At all times during the course of this Agreement, you will not directly or indirectly:

(a)
Own, manage, operate, finance, join, control, advise, consult, render services to have an interest or future interest in or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business;

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(b)
Solicit for employment, higher or for employment to, or otherwise aided or assist (by disclosing information about employees or otherwise) any other person or entity other than company or a company subsidiary in soliciting for employment, hiring or offering employment to, any employee of company or a company subsidiary; or

(c)	Take any action which is intended to harm company or its reputation, or the company reasonably concludes could harm company or its reputation or lead to unwanted or unfavorable publicity for company.

(c) Non-Competition After Term of Agreement.

In the event you leave or are terminated from this Agreement, you agree not to solicit, either directly or indirectly, business from, or undertake with any customers serviced by you while in the employ of the Company, or any other the Company customers for a period of two  years thereafter. In addition, you understand that, upon such separation, the Company will have the right to send a letter to any or all of your former clients, advising them that you are no longer in the employ of the Company.

In addition, you agree that you will not solicit, either directly or indirectly, employees from, or of, the Company or any other the Company employee for a period of two years thereafter.

(d) Confidential Information.

During the Agreement Period and thereafter until the date upon which the sale of the Company or substantially all of its assets is consummated, Consultant will not disclose to any third party directly or indirectly or indirectly make use of, except for the business of the Company, any Confidential Information. For purposes of this Section, it is agreed that Confidential Information means any and all trade secrets and confidential or proprietary information pertaining to the Company (the “Confidential Information”). For purposes of this Section, it is agreed that Confidential Information includes, without limitation, any information heretofore acquired or acquired during the term hereof, developed or used by the Company relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company whether oral or in written form in a Business Record. Notwithstanding the foregoing, no information of the Company will be deemed confidential for the purposes of this Section if such information is or becomes public knowledge through no wrongful act of Consultant or was previously known by Consultant prior to entering into this Agreement and has not been utilized by the Company.

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(e) Non Solicitation.

Consultant may not solicit, raid, entice or induce, directly or indirectly, any Consultant (or person who was previously a Consultant within six months of the Termination Date) of the Company (other than secretarial or similarly-positioned personnel) or any other person who is under contract with or rendering services to the Company in an Consultant-like capacity, to (A) terminate his Agreement by, or contractual relationship with, the Company, (B) refrain from extending or renewing the same (upon the same or new terms), (C) refrain from rendering services to or for the Company, (D) become employed by or to enter into contractual relations with any persons other than the Company, or (E) enter into a relationship with a competitor of the Company or (y) divert or attempt to divert, any person, concern or entity from doing business with the Company, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding any other provision of this Agreement, none of the restrictions set forth in this Section shall apply from or after the date of the consummation of the sale of the Company or substantially all of its assets, or a Company Sale.

(f) Injunctive Relief.

Consultant acknowledges and agrees that the services to be rendered by him to the Company as one of its Consultants are of a special, unique and extraordinary character and, in connection with such services, he will have access to Business Opportunities, Intellectual Property and Confidential Information vital to the Company’s businesses. By reason of this, Consultant consents and agrees that if he violates any of the provisions of this Section, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining Consultant from committing or continuing any such violation of this Agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled.

(g) Return of Business Records.

Consultant agrees to promptly deliver to the Company, upon the expiration of the Agreement Period, or at any other time when the Company so requests, all material relating to the business of the Company, including, without limitation: contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other materials relating to the business of the Company (in this Section, collectively called the “Business Records”), and all copies thereof and therefrom.  Consultant confirms that all of the Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this Section 7 constitute the property of the Company. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding Consultant’s delivery of any such documents to the Company.

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(h) Representations

Consultant represents and covenants that the execution, delivery and performance by Consultant of this Agreement and the services he is to render to the Company as contemplated by this Agreement will not (a) be in contravention of or result in any breach or constitute a default under any applicable law, rule, regulation, judgment, license, permit or order or any material loan, note or other agreement or instrument to which Consultant is a party or by which he or any of his properties are bound, (b) result in the Consultant disclosing or utilizing any trade secret or proprietary information or documentation of any Person, or (c) violate any confidential relationship which Consultant may have had with any Person.

(i) Enforceability

The existence of any claim or cause of action of Consultant against the Company or any officer, manager, or member of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Consultant contained in this Section. In addition, the provisions of this Section shall continue to be binding upon Consultant in accordance with their terms, notwithstanding the termination of Consultant’s Agreement hereunder for any reason.

(j) Limitation of Restrictions

The parties to this Agreement agree that the limitations contained in this Section with respect to time, geographical area, and scope of activity are reasonable. However, if any court should determine that the time, geographical area, or scope of activity of any restriction contained in this Section is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(k) Right to Invest

Nothing contained in this Section shall be construed to prohibit Consultant from investing in stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market of any corporation or other entity engaged in a business or activity competitive with the business of the Company or any of its subsidiaries, provided that Consultant, his Family Members and each of their respective Affiliates shall not, directly or indirectly, hold more than a total of three percent (3%) of all such shares of stock or other securities issued and outstanding, and provided further that Consultant shall not perform any services on behalf of, or in the operation of the affairs of, such corporation or other entity.

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(l) Tolling of time period

During any period in which Consultant is in breach of any of the covenants set forth in this Section 6, the time period with respect to such covenant shall be extended for an amount of time that Consultant is in breach thereof.

7. Number and Gender of Words.

Except where the context indicates otherwise, words in the singular number will include the plural and words in the masculine gender will include the feminine and neuter, and vice versa, when they should so apply.

8. Construction and Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provisions will be fully severable. This Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added, upon the approval of the Company and the Consultant, as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. This Agreement will, in all events, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

9. Attorneys' Fees.

If either party breaches this Agreement, or if it becomes necessary for one party to institute legal proceedings against the other party, and the non-breaching party employs an attorney to enforce this Agreement, obtain injunctive relief or collect damages against the breaching party, the breaching party will pay to the non-breaching party all reasonable attorneys fees, court costs, and expenses that the non-breaching party so incurs.

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10. False or Misleading Information

The Company agrees to use commercially reasonable efforts to provide Consultant with accurate financial, corporate, and other data reasonably requested by Consultant in connection with the performance with its services hereunder.  The Company hereby indemnifies Consultant from any and all out-of-pocket costs, expenses or damages incurred, and holds Consultant harmless from any and all claims and/or actions that may result solely and directly from the Company’s intentional breach of this covenant.

11. Miscellaneous

(a) Successors and Assigns.  This Agreement is binding on and ensures to the benefit of the Company, its successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement and upon Consultant, its successors and assigns.  Neither this Agreement nor any duty or right hereunder will be assignable or otherwise transferable by either party without the written consent of the other party, except that the Company shall assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business.  This Agreement will be deemed materially breached by the Company if its successor or assign does not assume substantially all of the Company’s obligations under this Agreement.

(b) Modification.  This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

(c) Governing Law.  The laws of Texas will govern the validity, construction, and performance of this Agreement.  Any legal proceeding related to this Agreement will be brought in an appropriate Texas court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(d) Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e) Waivers.  No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

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(f) Captions.  The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.

(g) Entire Agreement.  This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(h) Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the attention of the signatories to this Agreement at the addresses stated below.  These addresses may be changed at any time by like notice.

In the case of the Company:	Steven Henson, CEO INTREorg Systems, Inc. 2600 East Southlake Boulevard Suite 120-366 Southlake, TX 76092 Phone: (817) 491-8611 Fax: (817) 491-4955

In the case of Consultant:	Darren Dunckel

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INTREorg Systems, Inc.	Darren Dunckel
Signature	Signature
Name: Dr. Steven Henson
Title:Chief Executive Officer

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